Exhibit 99.1

Albany International Reports Second-Quarter Results

Second-Quarter Highlights

  Net sales from continuing operations were $191.9 million, an increase of 1.2 percent compared to Q2 2011.
  Adjusted EBITDA from continuing operations for Q2 2012 was $40.5 million, compared to $31.1 million in Q2 2011 (see Tables 3 and 4).
  In Q2 2012, the Company completed previously reported activities to settle certain pension plan obligations, resulting in a charge of $110.6 million. The Company also completed the sale of its PrimaLoft® Products business, resulting in a gain of $35.0 million.
  Q2 2012 loss per share from continuing operations was $1.84, including the pension settlement charge of $2.34, restructuring charges of $0.07, foreign currency revaluation gains of $0.14, and net unfavorable income tax adjustments of $0.04 (see Table 6).
  Q2 2011 income per share from continuing operations was $0.15, including restructuring charges of $0.04, foreign currency revaluation losses of $0.03, a gain on the sale of a building of $0.01, and unfavorable income tax adjustments of $0.02 (see Table 7).

ROCHESTER, N.H.--(BUSINESS WIRE)--August 1, 2012--Albany International Corp. (NYSE:AIN) reported a Q2 2012 loss from continuing operations of $57.8 million ($1.84 per share), including a charge of $110.6 million ($2.34 per share) for pension plan settlements, restructuring charges of $3.2 million ($0.07 per share), foreign currency revaluation gains of $5.8 million ($0.14 per share), and net unfavorable income tax adjustments of $1.3 million ($0.04 per share). In June 2012, the Company completed the sale of its PrimaLoft® Products business, resulting in a gain of $35.0 million (see Table 6). Q2 2012 income from discontinued operations was $0.76 per share.

For the second quarter of 2011, income from continuing operations was $4.5 million ($0.15 per share), including restructuring charges of $1.7 million ($0.04 per share), foreign currency revaluation losses of $1.5 million ($0.03 per share), a gain on the sale of a building of $0.6 million ($0.01 per share), and unfavorable income tax adjustments of $0.6 million ($0.02 per share) (see Table 7).

The following table summarizes net sales by segment and the effect of changes in currency translation rates:

Table 1
				Impact of	Percent
	Net Sales			Changes	Change
	Three Months ended			in Currency	excluding
	June 30,		Percent	Translation	Currency
(in thousands)	2012	2011	Change	Rates	Rate Effect
Machine Clothing (MC)	$177,122	$179,177	-1.1%	($2,637)	0.3%
Engineered Composites (AEC)	14,818	10,504	41.1	-	41.1
Total	$191,940	$189,681	1.2%	($2,637)	2.6%

Gross profit was $78.5 million (40.9 percent of net sales) in the second quarter of 2012, compared to $73.9 million (39.0 percent of net sales) in the same period of 2011. The increase primarily was due to Machine Clothing, where gross profit margins increased from 41.8 percent in 2011 to 44.2 percent in 2012, as a result of high plant utilization in the Americas and favorable geographic sales mix.

Selling, technical, general, and research (STG&R) expenses were $50.8 million, or 26.5 percent of net sales, in the second quarter of 2012. STG&R expenses included gains of $2.7 million related to the revaluation of non-functional-currency assets and liabilities and $1.5 million due to favorable adjustments to compensation and other accruals. STG&R expenses were also reduced by $0.9 million as the result of lower pension expense due to the pension settlements noted above.

In the second quarter of 2011, STG&R expenses were $59.7 million, or 31.5 percent of net sales, including losses of $2.0 million related to the revaluation of non-functional-currency assets and liabilities.

In addition to the STG&R expenses noted above, the Company recorded charges of $110.6 million in Q2 2012 for pension settlements in the U.S. and Canada.

The following table summarizes second-quarter operating income by segment.

Table 2
	Operating Income/(loss)
	Three Months ended
	June 30,
(in thousands)	2012	2011
Machine Clothing	$44,997	$37,709
Engineered Composites	(369)	(1,144)
Research expenses	(7,253)	(7,212)
Unallocated expenses – pension
settlements	(110,560)	--
Unallocated expenses - other	(12,819)	(16,873)
Total	($86,004)	$12,480

Q2 2012 Machine Clothing operating income included restructuring charges of $2.9 million and foreign currency revaluation income of $2.7 million. Q2 2011 Machine Clothing operating income included restructuring charges of $0.6 million and foreign currency revaluation losses of $2.0 million. Q2 2011 Unallocated expenses included restructuring charges of $1.1 million.

Q2 2012 Other income/expense, net, was income of $2.6 million, including income of $3.1 million related to the revaluation of non-functional-currency intercompany balances. Other income/expense, net, in Q2 2011 was nil, including income of $0.5 million related to the revaluation of non-functional-currency intercompany balances.

The Company’s effective income tax rate, exclusive of discrete tax items, was 26.5 percent for the second quarter of 2012, and 33.6 percent for the second quarter of 2011. Changes in the estimated income tax rate and discrete tax adjustments recorded in Q2 each year increased income tax expense by $1.3 million in 2012 and $0.6 million in 2011.

The following tables summarize Adjusted EBITDA from continuing operations:

Table 3
Three Months ended June 30, 2012			Research
	Machine	Engineered	and	Total
(in thousands)	Clothing	Composites	Unallocated	Company
Income from continuing operations	$44,997	($369)	($102,403)	($57,775)
Interest expense, net	-	-	3,969	3,969
Income tax (benefit)	-	-	(29,643)	(29,643)
Depreciation and amortization	11,745	1,448	2,849	16,042
EBITDA from continuing operations	56,742	1,079	(125,228)	(67,407)
Restructuring and other, net	2,903	-	249	3,152
Foreign currency revaluation (gains)	(2,721)	-	(3,126)	(5,847)
Pension plan settlement charges	-	-	110,560	110,560
Adjusted EBITDA from continuing operations	$56,924	$1,079	($17,545)	$40,458

Table 4
Three Months ended June 30, 2011			Research
	Machine	Engineered	and	Total
(in thousands)	Clothing	Composites	Unallocated	Company
Income from continuing operations	$37,709	($1,144)	($32,017)	$4,548
Interest expense, net	-	-	4,786	4,786
Income tax expense	-	-	3,139	3,139
Depreciation and amortization	12,152	1,203	2,620	15,975
EBITDA from continuing operations	49,861	59	(21,472)	28,448
Restructuring and other, net	572	44	1,115	1,731
Foreign currency revaluation losses/(gains)	1,982	1	(490)	1,493
Gain on the sale of a building	(608)	-	-	(608)
Adjusted EBITDA from continuing operations	$51,807	$104	($20,847)	$31,064

The following table summarizes currency revaluation effects on certain financial metrics:

Table 5
	Income/(loss) attributable
	to currency revaluation
	Three Months ended
	June 30,
(in thousands)	2012	2011
Operating income	$2,719	($1,982)
Other income/(expense), net	3,128	489
Total	$5,847	($1,493)

Capital spending for equipment and software was $9.9 million for the second quarter of 2012, bringing the year-to-date total to $14.2 million. Depreciation and amortization related to continuing operations was $16.0 million. For 2012, we currently expect approximately $35-40 million of capital spending and $65 million of depreciation and amortization.

CEO Comments

President and CEO Joseph Morone said, “Our performance in Q2 2012 was excellent. As expected, sales rebounded from the soft Q1 to levels that were slightly better than the comparable period in 2011. And profitability was much stronger. Adjusted EBITDA rose to $40 million, compared to $31 million for the comparable period in Q2 2011.

“Both our businesses performed well. In MC, sales and orders were as weak as expected in Western Europe, and continued to run roughly 15 percent below average 2011 levels. Sales and orders in the Americas and Asia were strong, and drove a rebound of overall sales back to Q2 2011 levels. Across all three regions, the combination of new products and strong strategic relations with key papermakers contributed heavily to top-line performance. Except for Western Europe, profitability was strong. Gross profit margin, which ordinarily we would expect to be in the range of 42-44 percent, exceeded 44 percent. Strong plant utilization in the Americas and favorable product mix contributed to the high margins.

“AEC also had a good quarter. Sales and EBITDA both increased sharply compared to Q2 2011, and were in line with our expectations. The development and ramp-up of the LEAP program continued to progress on schedule. Our customers, Safran and CFM (the joint venture between Safran and GE), have announced nearly 4,000 orders for the LEAP engine to date. Meanwhile, our R&D pipeline continues to expand, relations with our other major customers – most notably Rolls-Royce on the Joint Strike Fighter program – continue to strengthen, and Boeing has now announced that the ground test for the ceramic engine nozzle is scheduled for Q3, and that a flight test on a Boeing “EcoDemonstrator” aircraft is scheduled for Q3 2013.

“Not surprisingly, our outlook hinges largely on the health of the global economy and in particular on economic conditions in Europe. Assuming the paper industry holds firm in the Americas and Asia and deteriorates somewhat further in Europe, we expect total Company Adjusted EBITDA for the second half of 2012 to be comparable to total Company Adjusted EBITDA for the same period last year.

“Our long-term outlook for the Company remains unchanged. We continue to view MC as a steady, long-term cash generator, with the deteriorating economic climate and associated price uncertainty in Europe as the primary risk factor. We continue to expect incremental improvement in AEC’s performance until the inflection point for the LEAP program in 2016, followed by a very steep ramp to full production of LEAP engine components by 2019. We continue to see the potential for a growing array of new product possibilities beyond the first wave of LEAP components. And we continue to expect to generate significant excess cash through this period of intense growth in AEC.”

CFO Comments

CFO and Treasurer John Cozzolino commented, “During Q2, the Company completed the sale of PrimaLoft® Products. Of the $38 million sale price, $34 million was received in June, with the remainder, subject to any post-closing adjustments, expected to be received in December 2013. The Company will utilize the net proceeds from this transaction, about $35 million after taxes and other costs, to reduce net debt. Even after we made an additional $38 million of contributions to the Company’s pension plans, net debt declined approximately $6 million as compared to Q1 (see Table 8), due to positive operating cash flow and the infusion of cash from the PrimaLoft® Products sale. The Company’s leverage ratio, as defined in our primary debt agreements, was 1.11 at the end of Q2, while approximately $230 million was available on our $390 million credit facility.

“As part of the Company’s previously disclosed plan to fund and, in some areas, settle part of our pension liabilities in the U.S., Canada, and Sweden, $38 million was contributed during Q2. Of that total, $20 million was contributed to the U.S. plan to cover the additional cost to settle approximately two-thirds of the plan obligation. The remaining $18 million was contributed to the plan in Canada to fully fund the plan and settle about half of the plan obligation. We reported last quarter that the extinguishment of these liabilities in the U.S. and Canada would generate a pension settlement charge in Q2 of between $105 and $115 million. The actual charge was approximately $111 million, mostly related to the recognition of unamortized actuarial losses. With the completion of this plan, approximately $215 million of pension plan obligations have been settled, and pension expense has been reduced by $7-8 million per year.

“Since the beginning of the year, the Company’s combined net debt and unfunded pension position has improved by about $150 million due to the completion of the divestitures, completion of the pension funding/settlement plan, and operating cash flow generated by the Company. Net debt has declined approximately $76 million to $180 million at the end of Q2 2012, while the unfunded pension liability has declined about $74 million over the same period to approximately $27 million at the end of Q2 2012.

“The Company’s income tax rate in Q2, exclusive of discrete tax adjustments, was about 27 percent, and is expected to be in the mid-20 percent range for the full-year 2012. As previously disclosed, the Company reached a settlement in Q1 with the Canadian Revenue Agency (CRA) related to reassessment notices for tax years 2001 to 2008. Letters of credit of about $50 million in the aggregate, required by the CRA during this process, were released by the CRA in Q2. Including the utilization of net operating loss carry-forwards and other deferred tax assets, cash paid for income taxes during the first half of 2012 was approximately $12 million, and is expected to total $13 to $15 million in 2012.”

The Company plans a webcast to discuss second-quarter 2012 financial results on Thursday, August 2, 2012, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 18 plants in 11 countries, employs 4,300 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA from continuing operations, Adjusted EBITDA, sales excluding currency effects, effective income tax rate exclusive of income tax adjustments, net debt, and certain income and expense items on a per share basis, that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or other gains and losses, on operating income or EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates Income tax adjustments by adding discrete tax items to the effect of a change in tax rate for the reporting period. The Company calculates its effective Income tax rate, exclusive of Income tax adjustments, by removing Income tax adjustments from total Income tax expense, then dividing that result by Income before tax. The Company calculates EBITDA by adding Interest expense net, Income taxes, and Depreciation and Amortization to Net income. Adjusted EBITDA is calculated by adding to EBITDA, costs associated with restructuring and pension settlement charges, and then adding or subtracting revaluation losses or gains and subtracting building sale gains. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they provide an indication of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures and strategic investments, as well as its ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While restructuring expenses, foreign currency revaluation losses or gains, pension settlement charges, and building sale gains have an impact on the Company's net income, removing them from EBITDA can provide, in the opinion of the Company, a better measure of operating performance. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. Such EBITDA measures may not be considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of operations.

The Company discloses certain income and expense items on a per share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per share amount for items included in continuing operations by using the effective tax rate utilized during the applicable reporting period and the weighted average number of shares outstanding for the period.

Table 6
Quarter ended June 30, 2012
(in thousands, except per share	Pre-tax	Tax	After-tax	Shares	Per Share
amounts)	amounts	Effect	Effect	Outstanding	Effect
Restructuring and other, net from
continuing operations	$3,152	$835	$2,317	31,349	$0.07
Foreign currency revaluation gains from
continuing operations	5,847	1,549	4,298	31,349	0.14
Pension plan settlement charges	110,560	37,047	73,513	31,349	2.34
Favorable effect of change in tax rate	-	297	297	31,349	0.01
Discrete income tax charge from
continuing operations	-	1,568	1,568	31,349	0.05

Table 7
Quarter ended June 30, 2011
(in thousands, except per share	Pre-tax	Tax	After-tax	Shares	Per Share
amounts)	amounts	Effect	Effect	Outstanding	Effect
Restructuring and other, net from
continuing operations	$1,731	$582	$1,149	31,263	$0.04
Foreign currency revaluation losses
from continuing operations	1,493	502	991	31,263	0.03
Gain on sale of former manufacturing
facilities	608	204	404	31,263	0.01
Negative effect of change in tax rate	-	522	522	31,263	0.02
Discrete income tax benefit from
continuing operations	-	35	35	31,263	0.00

The Company defines net debt as total debt minus cash. Management views net debt, a non-GAAP financial measure, as a measure of the Company's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities. A reconciliation of total debt to net debt as of June 30, 2012; March 31, 2012; and December 31, 2011, is shown below:

The following table contains the calculation of net debt:

Table 8
(in thousands)	June 30,	March 31,	December 31,
	2012	2012	2011
Notes and loans payable	$357	$193	$424
Current maturities of long-term debt	30,355	30,145	1,263
Long-term debt	313,632	296,636	373,125
Total debt	344,344	326,974	374,812
Cash	164,592	140,925	118,909
Net debt	$179,752	$186,049	$255,903

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about future economic and paper industry conditions; sales, EBITDA, Adjusted EBITDA and operating income expectations during the next several quarters in each of the Company’s businesses, the timing and impact of certain production and development programs in the Company’s AEC business segment; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization, future debt levels and debt covenant ratios, future revaluation gains and losses, balance sheet and income statement impact of the proposed pension settlement plans, and future levels of EBITDA. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products. Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect, in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

Three Months Ended			Six Months Ended
June 30,			June 30,

2012	2011		2012	2011

$191,940	$189,681	Net sales	$372,017	$389,635
113,440	115,741	Cost of goods sold	225,231	230,507

78,500	73,940	Gross profit	146,786	159,128
37,146	45,403	Selling, general, and administrative expenses	84,169	91,370
13,646	14,326	Technical, product engineering, and research expenses	26,385	28,439
3,152	1,731	Restructuring and other, net	3,410	1,765
110,560	-	Pension settlement expense	119,735	-

(86,004)	12,480	Operating (loss)/income	(86,913)	37,554
3,969	4,786	Interest expense, net	8,613	9,562
(2,555)	7	Other (income)/expense, net	1,993	4,820

(87,418)	7,687	(Loss)/income before income taxes	(97,519)	23,172
(29,643)	3,139	Income tax (benefit)/expense	(39,615)	6,406

(57,775)	4,548	(Loss)/income from continuing operations	(57,904)	16,766

2,760	6,434	Income from operations of discontinued business	4,776	12,991
34,709	-	Gain on sale of discontinued business	92,677	-
13,439	2,220	Income taxes on discontinued operations	26,253	4,262
24,030	4,214	Income from discontinued operations	71,200	8,729
($33,745)	$8,762	Net (loss)/income	$13,296	$25,495

		Earnings per share - Basic
($1.84)	$0.15	(Loss)/income from continuing operations	($1.85)	$0.54
0.76	0.13	Discontinued operations	2.27	0.28
($1.08)	$0.28	Net (loss)/income	$0.42	$0.82

		Earnings per share - Diluted
($1.84)	$0.14	(Loss)/income from continuing operations	($1.84)	$0.53
0.76	0.14	Discontinued operations	2.26	0.28
($1.08)	$0.28	Net (loss)/income	$0.42	$0.81

		Shares used in computing earnings per share:
31,349	31,263	Basic	31,329	31,243
31,349	31,489	Diluted	31,398	31,455

$0.14	$0.12	Dividends per share	$0.27	$0.25

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	June 30,	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$164,592	$118,909
Accounts receivable, net	160,374	147,511
Inventories	128,973	129,803
Income taxes receivable and deferred	22,662	30,010
Prepaid expenses and other current assets	10,071	13,349
Current assets of discontinued operations	-	67,351
Total current assets	486,672	506,933

Property, plant and equipment, net	420,686	438,953
Intangibles	964	1,079
Goodwill	74,171	75,469
Deferred taxes	117,247	134,644
Other assets	37,482	23,383
Noncurrent assets of discontinued operations	-	50,467
Total assets	$1,137,222	$1,230,928

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$357	$424
Accounts payable	31,199	32,708
Accrued liabilities	108,277	105,104
Current maturities of long-term debt	30,355	1,263
Income taxes payable and deferred	2,669	8,766
Current liabilities of discontinued operations	-	22,446
Total current liabilities	172,857	170,711

Long-term debt	313,632	373,125
Other noncurrent liabilities	111,563	185,596
Deferred taxes and other credits	61,466	71,529
Noncurrent liabilities of discontinued operations	-	14,117
Total liabilities	659,518	815,078

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued
36,589,304 in 2012 and 36,540,842 in 2011	37	37
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,236,098 in 2012 and 2011	3	3
Additional paid in capital	392,187	391,495
Retained earnings	426,880	422,044
Accumulated items of other comprehensive income:
Translation adjustments	(28,715)	(19,111)
Pension and postretirement liability adjustments	(52,026)	(118,104)
Derivative valuation adjustment	(2,998)	(2,594)
Treasury stock (Class A), at cost 8,467,873 shares
in 2012, and 8,479,487 shares in 2011	(257,664)	(257,920)
Total shareholders' equity	477,704	415,850
Total liabilities and shareholders' equity	$1,137,222	$1,230,928

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

Three Months Ended			Six Months Ended
June 30,			June 30,

2012	2011		2012	2011
		OPERATING ACTIVITIES
($33,745)	$8,762	Net (loss)/income	$13,296	$25,495
		Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
14,340	14,393	Depreciation	28,685	28,526
1,767	2,312	Amortization	3,553	4,489
209	181	Noncash interest expense	614	377
(57,293)	2,189	Change in long-term liabilities, deferred taxes and other credits	(117,852)	(24)
677	23	Provision for write-off of property, plant and equipment	200	64
110,197	-	Write-off of pension liability adjustment due to settlement	118,350	-
(34,709)	(594)	(Gain) on disposition of assets	(92,677)	(1,022)
(8)	(21)	Excess tax benefit of options exercised	(11)	(35)
566	950	Compensation and benefits paid or payable in Class A Common Stock	1,403	1,290

		Changes in operating assets and liabilities, net of business acquisitions and divestitures:
(13,893)	5,049	Accounts receivable	(10,525)	6,905
3,783	(8,940)	Inventories	(129)	(17,312)
619	797	Prepaid expenses and other current assets	(997)	(2,473)
(6,199)	1,654	Accounts payable	(25)	3,902
9,179	1,343	Accrued liabilities	7,364	(4,090)
(4,486)	1,161	Income taxes payable	(2,530)	4,859
(1,784)	1,491	Other, net	(2,167)	847
(10,780)	30,750	Net cash (used in)/provided by operating activities	(53,448)	51,798

		INVESTING ACTIVITIES
(9,881)	(8,975)	Purchases of property, plant and equipment	(14,190)	(13,894)
22	(705)	Purchased software	(8)	(1,752)
-	1,159	Proceeds from sale of assets	-	2,860
38,081	-	Proceeds from sale of discontinued operations	150,654	-
28,222	(8,521)	Net cash provided by/(used in) investing activities	136,456	(12,786)

		FINANCING ACTIVITIES
29,164	4	Proceeds from borrowings	38,164	644
(11,981)	(980)	Principal payments on debt	(69,223)	(7,997)
79	192	Proceeds from options exercised	268	301
8	21	Excess tax benefit of options exercised	11	35
-	-	Debt issuance costs	-	-
(4,069)	(3,750)	Dividends paid	(8,138)	(7,494)
13,201	(4,513)	Net cash provided by/(used in) financing activities	(38,918)	(14,511)

(6,976)	1,812	Effect of exchange rate changes on cash and cash equivalents	1,593	10,244

23,667	19,528	Increase in cash and cash equivalents	45,683	34,745
-	(5,352)	Change in cash balances of discontinued operations	-	(976)
140,925	137,518	Cash and cash equivalents at beginning of period	118,909	117,925
$164,592	$151,694	Cash and cash equivalents at end of period	$164,592	$151,694

CONTACT:
Investors:
Albany International Corp.
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media:
Albany International Corp.
Susan Siegel, 603-330-5866
susan.siegel@albint.com